FOR IMMEDIATE RELEASE                             Contacts:  Richard S. Kolodny
                                                  Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.                General Counsel

400 RABRO DRIVE EAST                              Gary M. Jacobs
                                                  Vice President, Finance
HAUPPAUGE, NEW YORK   11788                       Chief Financial Officer
                                                  (516) 582-5900


                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                  ENTERS INTO SENIOR REVOLVING CREDIT FACILITY
                     WITH IBJ SCHRODER BANK & TRUST COMPANY

HAUPPAUGE, NEW YORK, December 20, 1996--Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, announced that it has entered into a syndicated three-year senior secured revolving credit facility for up to $55 million of borrowings, including letters of credit and bankers' acceptances, arranged by IBJ Schroder Bank & Trust Company, as agent. Under the terms of the credit facility, borrowings will bear interest at the bank's prime rate or 2.25% above LIBOR. The credit facility will refinance certain existing indebtedness of the Company, including the indebtedness under the John Hancock Guaranteed Senior Notes and to Chase Manhattan Bank, and provide for the nationwide roll-out of the Graham-Field Express program, and for the ongoing working capital needs of the Company. The credit facility is secured by the receivables and inventory of the Company.

Irwin Selinger, Chairman of the Board and Chief Executive Officer, stated that "the new credit facility was entered into in connection with the Company's recently completed acquisition of

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Everest & Jennings International Ltd. on November 27, 1996, and will enable the
Company to grow its existing revenue base, as well as expand the Graham-Field Express program to other locations throughout the United States."

Graham-Field manufactures, markets and distributes more than 23,000 healthcare products for hospital, physician and home use to approximately 16,000 home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.


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